Exhibit 23.2

Independent Auditor’s Consent

The Board of Directors

International Bancshares Corporation:

We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Form S-4 registration statement (No. 333-113767) of International Bancshares Corporation of our report dated March 5, 2004, with respect to the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of International Bancshares Corporation and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus included in the registration statement. Our report refers to International Bancshares Corporation’s change in method of accounting for its investment in its statutory business trusts, effective December 31, 2003 and the change in method of accounting for goodwill and other intangible assets, effective January 1, 2002.

/s/ KPMG LLP

April 13, 2004